Exhibit 99.1

PMV Pharmaceuticals Reports Third Quarter 2026 Financial Results and Corporate Highlights

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Pivotal Phase 2 rezatapopt PYNNACLE data to be featured in late-breaking oral presentation at ENA 2026

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Announced closing of oversubscribed $50 million public offering of securities

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Rezatapopt NDA submission for platinum-resistant/refractory ovarian cancer planned in first quarter of 2027

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Cash, cash equivalents, and marketable securities of $108.5 million as of September 30, 2026 providing expected cash runway into first quarter of 2028

PRINCETON, N.J., November 10, 2026 (GLOBE NEWSWIRE) -- PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53, today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update.

“We achieved significant milestones during the third quarter across the organization,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “The updated monotherapy interim data demonstrate the potential for rezatapopt to address a significant unmet medical need. The completed $50 million public offering also positions us well to submit an NDA in the first quarter of 2027 seeking accelerated approval for treatment of platinum-resistant/refractory ovarian cancer patients with a TP53 Y220C mutation.”

Corporate Highlights

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Announced closing of oversubscribed $50 million public offering of securities (the “August 2026 Public Offering”), extending expected cash runway into first quarter of 2028.
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Provided PYNNACLE Phase 2 Monotherapy Update:
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Announced enrollment of platinum-resistant/refractory ovarian cancer patients for the primary analysis in the Phase 2 monotherapy portion of the PYNNACLE clinical trial has been completed.
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The Company plans to provide an update on all PYNNACLE Phase 2 pivotal trial cohorts, including the primary analysis population data from the ovarian cancer cohort, in a late-breaking oral presentation at the 38th

EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics (ENA 2026).
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Announced updated rezatapopt monotherapy interim ovarian cancer data from PYNNACLE Phase 2 pivotal trial (May 14, 2026 cutoff date).
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The efficacy population consisted of 76 patients enrolled as of the data cutoff date who either had ≥1 post-baseline tumor assessment or discontinued early.
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Overall response rate (ORR) of 46% (35/76 patients, including four confirmed complete responses, 29 confirmed partial responses [PRs], and two unconfirmed PRs) per investigator assessment according to Response Evaluation Criteria in Solid Tumors (RECIST) version 1.1.
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The median time to response was 1.3 months and median duration of response was 10.0 months, based on confirmed responses only.
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Favorable and consistent safety and tolerability profile observed across all cohorts, with mostly Grade 1 and 2 treatment-related adverse events (AEs) observed as well as a low rate (5%) of discontinuation due to treatment-related AEs. The safety and tolerability profile of rezatapopt in the ovarian cancer cohort was similar to the overall population.

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Appointed Matt Eckler, Ph.D., of Samsara BioCapital to Board of Directors.
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Appointed Philip Herman as Chief Commercial Officer.

Third Quarter 2026 Financial Results

PMV Pharma ended the third quarter with $108.5 million in cash, cash equivalents, and marketable securities, compared to $112.9 million as of December 31, 2025. Net cash used in operations was $52.4 million for the nine months ended September 30, 2026, compared to $56.4 million for the nine months ended September 30, 2025.

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Net loss for the quarter ended September 30, 2026, was $34.4 million compared to $21.1 million for the quarter ended September 30, 2025. The net loss increase was primarily due to a $12.8 million non-cash loss from the change in fair value of the common stock warrant liability and $2.3 million of offering costs allocated to the warrant liability, both related to the August 2026 Public Offering, partially offset by decreased contract research organization costs.
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R&D expenses were $16.1 million for the quarter ended September 30, 2026, compared to $18.2 million for the quarter ended September 30, 2025. The decrease in R&D expenses was primarily due to decreased contract research organization costs for the advancement of the rezatapopt program.
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General and administrative (G&A) expenses were $4.0 million for the quarter ended September 30, 2026, compared to $4.3 million for the quarter ended September 30,

2025. The decrease in G&A expenses was primarily due to a decrease in finance and legal support costs, partially offset by increased personnel expenses.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration granted Fast Track Designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation and Orphan Drug Designation for the treatment of TP53 Y220C positive ovarian cancer, fallopian tube cancer, and primary peritoneal cancer.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the clinical trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C advanced solid tumors, conducted across approximately 70 sites.

For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option as a monotherapy, expectations regarding timing, enrollment status and success of the Phase 2 portion of the current clinical trial for rezatapopt and filing of a New Drug Application (NDA) for platinum-resistant/refractory ovarian cancer, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities, including the successful filing of NDAs, and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, maintenance by the Company of the FDA’s grant of Orphan Drug Designation status and related benefits for rezatapopt, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2026, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$ 19,994	$ 37,983
Marketable securities, current	82,566	74,960
Prepaid expenses and other current assets	2,334	2,284
Total current assets	104,894	115,227
Property and equipment, net	131	237
Marketable securities, noncurrent	5,955	—
Right-of-use assets	133	801
Other assets	291	297
Total assets	$ 111,404	$ 116,562
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 1,638	$ 3,155
Accrued expenses	8,913	7,857
Operating lease liabilities, current	138	403
Total current liabilities	10,689	11,415
Operating lease liabilities, noncurrent	—	435
Warrant liability	43,607	—
Total liabilities	54,296	11,850
Stockholders’ equity:
Additional paid-in capital	574,214	551,082
Accumulated deficit	(516,950)	(446,454)
Accumulated other comprehensive (loss) income	(156)	84
Total stockholders’ equity	57,108	104,712
Total liabilities and stockholders’ equity	$ 111,404	$ 116,562

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$ 16,063	$ 18,210	$ 46,069	$ 54,050
General and administrative	4,000	4,312	11,894	12,914
Total operating expenses	20,063	22,522	57,963	66,964
Loss from operations	(20,063)	(22,522)	(57,963)	(66,964)
Other income (expense):
Interest income, net	830	1,480	2,598	5,105
Other expense, net	(21)	(23)	(10)	(44)
Change in fair value of warrant liability	(12,781)	—	(12,781)	—
Offering costs allocated to warrant liability	(2,344)	—	(2,344)	—
Total other (expense) income, net	(14,316)	1,457	(12,537)	5,061
Loss before benefit from income taxes	(34,379)	(21,065)	(70,500)	(61,903)
Benefit from income taxes	(7)	(6)	(4)	(2,198)
Net loss	(34,372)	(21,059)	(70,496)	(59,705)
Unrealized (loss) gain on available-for-sale investments, net of tax	(76)	69	(244)	(55)
Foreign currency translation gain	2	1	4	7
Total other comprehensive (loss) income	(74)	70	(240)	(48)
Total comprehensive loss	$ (34,446)	$ (20,989)	$ (70,736)	$ (59,753)

Net loss per share -- basic and diluted	$ (0.52)	$ (0.40)	$ (1.22)	$ (1.14)
Weighted-average common shares outstanding, basic and diluted	66,229,345	52,993,238	57,696,584	52,322,523

Contacts

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com